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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of the 11th day of December, 2002 (the "Plan" or the "Agreement") by and among FIRST SOUTH BANCORP, INC. ("First South"), FIRST BANK ("First Bank"), the BANK OF MURFREESBORO ("BOM") and MURFREESBORO BANCORP, INC. ("MBI"). References to the "parties" or a "party" to this Agreement shall include First South and First Bank on the one hand, and MBI and BOM on the other.

                                    RECITALS:

         A. FIRST SOUTH. First South has been duly incorporated and is an existing corporation in good standing under the laws of Tennessee, with its principal executive offices located in Lexington, Tennessee. First South has one
(1) wholly owned banking subsidiary (a "Subsidiary"), First Bank and other direct or indirect non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in each such insured institution are insured by the Federal Deposit Insurance Corporation.

         B. MBI. MBI has been duly incorporated and is an existing corporation in good standing under the laws of Tennessee, with its principal executive offices located in Murfreesboro, Tennessee. As of the date hereof, MBI had 5,000,000 authorized shares of common stock, par value $5.00 per share ("MBI Common Stock"), of which 907,609 shares are outstanding as of the date hereof, and $3,000,000 face amount of Floating Rate Convertible Subordinated Debentures, due August 31, 2011, which are convertible into shares of MBI Common Stock at a conversion rate of $12.50 per share (each a "Debenture" and collectively, the "Debentures"). All of the issued and outstanding shares of MBI Common Stock are duly and validly issued and outstanding, are fully paid and nonassessable and have no preemptive rights. Assuming the conversion of the Debentures and the issuance of all shares upon the exercise of outstanding options, there would be 1,262,359 shares of common stock issued and outstanding. MBI has one wholly owned banking Subsidiary, BOM. BOM also engages in investment services and mortgage origination activities through two Subsidiaries. BOM is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in such institution are insured by the Federal Deposit Insurance Corporation.

         C. RIGHTS, ETC. MBI has no shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (other than, in the case of MBI, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except as described in filings made with the Securities and Exchange Commission ("SEC") by MBI ("Public Filings") or except as otherwise disclosed in the disclosure schedule referred to in Article III below.

         D. BOARD APPROVALS. The respective Boards of Directors of First South and First Bank and MBI and BOM have unanimously approved and adopted the Plan and the transactions related thereto and have duly authorized its execution. In the case of MBI, the Board of Directors has also approved the Plan and the transactions related thereto as the sole shareholder of BOM, and has unanimously

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voted to recommend to its stockholders that the Plan and the transactions related thereto be approved.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, First South, First Bank, BOM and MBI adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

         (A) STRUCTURE OF THE MERGER. On the Effective Date (as defined in
Article VIII), MBI will merge (the "Merger") with and into First South, with First South being the surviving corporation (the "Surviving Corporation") under the name First South Bancorp, Inc. pursuant to the applicable provisions of the Tennessee Business Corporation Code (the "Tennessee Act"). On the Effective Date, the charter and bylaws of the Surviving Corporation shall be the charter and bylaws of First South in effect immediately prior to the Effective Date.

         (B) EFFECT ON OUTSTANDING SHARES. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of MBI Common Stock issued and outstanding on the Effective Date (including MBI Common Stock to be issued as a result of the conversion of the Debentures in accordance with Section 4 thereof) shall be converted into the right to receive cash in the amount of $21.25 (the "Purchase Price"). As of the Effective Date, each share of MBI Common Stock held as treasury stock of MBI shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

         All of the shares of capital stock of First South issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

         (C) PROCEDURES. Certificates which represent shares of MBI Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are exchanged for the Purchase Price pursuant to the Plan shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below.

         On or prior to the Effective Date, First South shall, pursuant to an escrow agreement to be entered into by and between First South and First Bank which escrow agreement shall be mutually acceptable to First South and MBI (the "Escrow Agreement"), deposit or cause to be deposited, in an escrow account, an amount of cash equal to the aggregate Purchase Price that MBI stockholders shall be entitled to receive on the Effective Date pursuant to Paragraph I(b) hereof. Within five (5) business days of the Effective Date, First South shall deliver a letter of transmittal to each holder of MBI Common Stock with instructions for exchanging the Certificates for the Purchase Price. Upon surrender of a Certificate, duly endorsed as First South may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph I(B), hereof and such Certificate shall forthwith be canceled. After the Effective Date, there shall be no transfers on the stock transfer books of MBI of shares of MBI Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date Certificates are presented for transfer to MBI, MBI shall forward the Certificates to First South where the Certificates will be canceled and exchanged in accordance with the procedures

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set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph I(B) hereof, to deliver to First South a bond in such sum as specified in the Escrow Agreement as indemnity against any claim that may be made against the parties with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

         After the Effective Date, holders of MBI Common Stock shall cease to be, and shall have no rights as, stockholders of MBI, other than to receive the Purchase Price.

         Notwithstanding the foregoing, neither First South nor MBI nor any other person shall be liable to any former holder of shares of MBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (D) OPTIONS. At the Effective Date, each option granted by MBI to purchase shares of MBI Common Stock (an "MBI Option"), as disclosed in Schedule I(D) of the MBI Disclosure Schedule (which shall set forth the name of each option holder, the grant date, the vesting date, and the number of shares and the exercise price of each option), which is issued and outstanding, whether or not such option is exercisable on the Effective Date, shall, by reason of the Merger, cease to be outstanding and each holder of an MBI Option shall receive from MBI or First South, on the Effective Date, a cash payment in an amount equal to (i) the difference (if a positive number) between (A) the Purchase Price and (B) the exercise price of each such MBI Option multiplied by (ii) the number of shares of MBI Common Stock subject to the MBI Option.

         (E) DEBENTURES. On or prior to the Effective Date, each outstanding Debenture, as disclosed in Schedule I(E) of the MBI Disclosure Schedule, shall be converted into a number of shares of MBI Common Stock equal to the face amount of the Debenture plus any accrued but unpaid interest, divided by the $12.50 per share conversion price, as provided in Section 4 of the Debentures, and as of the Effective Date, shall thereafter be converted into the right to receive the Purchase Price in accordance with Paragraph I(B) hereof. MBI shall take such steps as necessary or appropriate to accomplish the conversion of the Debentures as provided in Section 4 thereof.

         (F) DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, and only to the extent required by Section 48-23-101 et seq. of the Tennessee Act, shares of MBI Common Stock which are outstanding immediately prior to the Effective Date and which are held by shareholders who shall not have voted in favor of the Plan and the transactions related thereto and who shall have delivered a written demand for appraisal of such shares of MBI Common Stock (collectively, the "Dissenting Shares") in the manner provided by the Tennessee Act shall not be entitled to receive the Purchase Price, but the holders of the Dissenting Shares shall be entitled to the appraised value of such shares in accordance with the Tennessee Act; provided, however, that (1) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his or her demand for appraisal of such shares; (2) if any holder fails to establish his or her entitlement to appraisal rights as provided in the Tennessee Act; or (3) if any holder of Dissenting Shares has not filed a petition demanding a determination of the value of the Dissenting Shares within the time provided in the Tennessee Act, such holder(s) shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been exchangeable for, as of the Effective Date, the right to


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receive the Purchase Price solely in accordance with this Article I. MBI shall give First South prompt written notice of any demand received from holders of Dissenting Shares, and First South shall have the right to participate in all negotiations and proceedings with respect to such dissent. MBI shall not purport to make any determination of fair value, make any payment with respect to or settle any matter arising out of a dissent.

         (G) THE BANK MERGER. Pursuant to the laws of the United States of America and the State of Tennessee, as applicable, and subject to the terms and conditions of this Agreement, BOM shall be merged with and into First Bank, which shall be the surviving bank, immediately after the completion of the Merger.

                           (1) Effect of the Bank Merger. On the Effective Date,
                  BOM shall be merged with and into First Bank in the manner and with the effect provided by the laws of the United States of America and the State of Tennessee, if applicable, and the separate legal, existence of BOM shall cease except to the extent provided by the laws of the United States of America or Tennessee in the case of a bank after its merger into another bank, and thereupon BOM and First Bank (sometimes referred to as the "Merging Banks") shall be a single bank. First Bank as the surviving bank, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all of the restrictions, disabilities and duties of the Merging Banks; and all of the rights, privileges, powers, liabilities and franchises of the Merging Banks on whatever account, subscriptions for shares and all other things in action or belonging to the Merging Banks shall be taken and deemed to be vested in First Bank without further act or deed.

                  The outstanding shares of capital stock of BOM shall be converted on the basis, terms and conditions described below.

                                    (a) Articles of Association and Bylaws. The
                           Articles of Association and Bylaws of First Bank in effect immediately prior to the Bank Merger shall govern First Bank after the Bank Merger without amendment.

                                    (b) Directors. The directors of First Bank
                           immediately following the Bank Merger shall be those directors of First Bank immediately prior to the Bank Merger without change.

                           (2) Conversion of Shares. At the effective time of
                  the Bank Merger, each share of First Bank capital stock outstanding immediately prior to the Bank Merger shall retain all of its present rights and privileges and shall be unchanged as the result of the Bank Merger. At the effective time of the Bank Merger, all of the issued and outstanding shares of BOM capital stock (all of which are held by MBI) shall be canceled.


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                           II. ACTIONS PENDING MERGER

         (A) MBI covenants to First South that MBI and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of First South: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of MBI Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of MBI Common Stock and the conversion of the Debentures; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of MBI except that MBI may continue to pay interest on the Debentures; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of MBI or its Subsidiaries; (4) effect a split or reclassification of the capital stock of MBI or its Subsidiaries or a recapitalization of MBI or its Subsidiaries; (5) amend the charter or by-laws of MBI or any of its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by MBI or its Subsidiaries to any employee except as set forth on
Schedule II(A)(6) of the MBI Disclosure Schedule; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of MBI or its Subsidiaries except as set forth on
Schedule II(A)(7) of the MBI Disclosure Schedule or to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of MBI or its Subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than in the ordinary course of their banking business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than in the ordinary course of their business;
(11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and MBI shall promptly notify First South of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);
(12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

         (B) First South covenants to MBI that without the prior written consent of MBI, which consent will not be unreasonably withheld, First South will not take any action that would: (a) adversely affect the ability of First South to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements under this Plan.

                   III. REPRESENTATIONS AND WARRANTIES OF MBI

         MBI and BOM represent and warrant to First South and First Bank that the statements contained in this Article III are correct and complete as of the date of this Agreement except as set forth in the MBI Disclosure Schedules delivered by MBI to First South on or prior to the date hereof.


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MBI and BOM have made a good faith effort to ensure that the disclosure on each schedule of the MBI Disclosure Schedules corresponds to the section reference herein. However, for purposes of the MBI Disclosure Schedules, any item disclosed on any schedule is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

         (A) the representations set forth in Recitals B through D of the Plan with respect to MBI and BOM are true and correct and constitute representations and warranties for the purpose of Article VI, hereof;

         (B) the outstanding shares of capital stock of MBI and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights of current or past shareholders;

         (C) each of MBI and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not as a whole have an adverse effect on the business, results of operations or financial condition of it or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole ("Material Adverse Effect") provided that "Material Adverse Effect" shall not be deemed to include:
(1) the impact of changes in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; (2) changes in generally accepted accounting principles applicable to banks and their holding companies; or (3) any impact of actions taken by MBI or BOM as required by this Agreement or at the request of First South in connection with the Merger or the Bank Merger) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) all shares of capital stock of each of MBI's Subsidiaries are owned by MBI free and clear of all liens, claims, encumbrances and restrictions on transfer;

         (E) subject to the receipt of shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of MBI and BOM and, subject to receipt of such approval of shareholders and required regulatory approvals, is a legal, valid and binding agreement of MBI and BOM enforceable against MBI and BOM in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles involving specific performance or injunctive relief;

         (F) the execution, delivery and performance of the Plan by MBI and BOM does not, and the consummation of the transactions contemplated hereby by MBI and BOM will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of MBI or its Subsidiaries or to which MBI or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or
(2) a breach or violation of, or a default under,


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the charter or by-laws of MBI or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable Regulatory Authorities and the approval of the shareholders of MBI, both of which are referred to in Paragraph (A) of Article VI and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) since December 31, 2001, MBI has filed all forms, reports and documents with the SEC required to be filed by MBI pursuant to the federal securities laws and SEC rules and regulations thereunder (the "SEC Reports") each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. MBI has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this Paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder;

         (H) MBI and BOM have no material liabilities or obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2001 or disclosed in the notes thereto;

         (I) there has not been the occurrence of one or more events, conditions, actions or states of facts which, either individually or in the aggregate, have caused a Material Adverse Effect with respect to MBI or BOM since December 31, 2001;

         (J) all federal, state, local and foreign tax returns required to be filed by or on behalf of MBI or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by MBI have been paid in full or adequate provision has been made for any such taxes on MBI's balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no


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audit examination, deficiency, or refund litigation with respect to any taxes of
MBI that could result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to MBI have been paid in full or adequate provision has been made for any such taxes on MBI's balance sheet (in accordance with generally accepted accounting principles, applied on a consistent basis). MBI has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in MBI's financial statements in accordance with generally accepted accounting principles applied on a consistent basis. MBI and BOM are in compliance with, and MBI's and BOM's records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code;

         (K) (1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against MBI or any of its Subsidiaries, which could have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to MBI's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and

                  (2) neither MBI nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting MBI's operations as conducted on the date hereof or requiring that certain actions be taken in the future;

         (L) neither MBI nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K); and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

         (M) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of MBI's or its Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986 (as amended) (the "Code") and other applicable laws; neither MBI nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or
Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by MBI or its Subsidiaries to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by MBI, its Subsidiaries or any entity which is considered one employer with MBI under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent


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plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the knowledge of MBI, there are no pending or anticipated material claims against or otherwise involving any of MBI's employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; MBI and its Subsidiaries have not contributed to a "multi-employer plan", as defined in Section 3(37) of ERISA; and MBI and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

         (N) each of MBI and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee);

         (O) MBI knows of no reason why the regulatory approvals referred to in Paragraph (A)(2) of Article VI should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraph
(A)(2);

         (P) MBI's reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and MBI's reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

         (Q) Each of MBI, BOM and each of their Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither MBI nor BOM has received any written notice to the contrary;

         (R) MBI and BOM hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under and, to their knowledge, have complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to them including, but not limited to, the Tennessee Department of Banking and Finance, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System (the "Board of Governors"), the SEC and the respective staffs thereof ("Regulatory Authority"), other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on MBI or BOM. Neither MBI or BOM has received any notification or communication from any Regulatory Authority (i) asserting that MBI or BOM is not in compliance

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with any of the statutes, regulations or ordinances which such Regulatory
Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to MBI or BOM; (iii) requiring or threatening to require MBI or BOM, or indicating that MBI or BOM may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of MBI or BOM; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MBI or BOM, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither MBI nor BOM is a party to, nor has consented to any Regulatory Agreement. The most recent regulatory rating given to BOM as to compliance with the CRA is satisfactory or better;

         (S) No consents, waivers or approvals of, or filings or registrations with, any governmental authority having jurisdiction over MBI or BOM are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by MBI and BOM, and (b) the completion by MBI and BOM of the transactions described in this Agreement, except for the approval of any Regulatory Authority;

         (T) neither MBI nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is MBI or any of its Subsidiaries the subject of a proceeding asserting that MBI or any such Subsidiary has committed an unfair labor practice or seeking to compel MBI or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving MBI or any of its Subsidiaries pending or threatened, nor is MBI or any of its Subsidiaries aware or any solicitation or organizational activity involving any labor union, labor organization, bargaining agreement or contract;

         (U) other than services provided by The BankersBanc Capital Corporation, which has been retained by MBI and the arrangements with which, including fees, have been disclosed to First South prior to the date hereof, neither MBI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for MBI or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

         (V) the information to be supplied by MBI for inclusion in the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with MBI's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement") or in any application or other filing with any regulatory authority in connection with the Plan or the transactions contemplated hereby, will not at the time such information is furnished, and in the case of the Proxy Statement at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (W) for purposes of this section, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by MBI or any of its Subsidiaries, but shall not include any properties where the activities of MBI and any of its Subsidiaries are limited to operating Automatic Teller Machines on the premises of a third party.

         There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of MBI, threatened against MBI or its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by MBI or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, to the knowledge of MBI, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings; and

         (X) all securities issued by MBI (or any other person), or convertible into MBI Common Stock, except for those shares subject to dissenter's rights as defined in the Tennessee Act, shall as a result and upon consummation of the Merger, be subject to the Plan and exchangeable only for the Purchase Price.

                IV. REPRESENTATIONS AND WARRANTIES OF FIRST SOUTH

         First South represents and warrants to MBI that:

         (A) the representations set forth in Recitals A, C and D of the Plan with respect to First South and First Bank are true and correct and constitute representations and warranties for the purpose of Article VI, hereof;

         (B) the Plan has been authorized by all necessary corporate action of First South and First Bank and, subject to receipt of approval of the shareholders of MBI and required regulatory approvals, is a legal, valid and binding agreement of First South and First Bank enforceable against First South and First Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles involving specific performance or injunctive relief;

         (C) the execution, delivery and performance of the Plan by First South and First Bank does not, and the consummation of the transactions contemplated hereby by First South and First Bank will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First South or First Bank or to which First South or First Bank is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or
(2) a breach or violation of, or a default under, the charter or by-laws of First South or First Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable Regulatory Authorities and the approval of the shareholders of MBI, both of which are referred to in Paragraph (A) of Article VI and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (D) First South knows of no reason why the regulatory approvals referred to in Paragraph (A)(2) of Article VI should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraph (A)(2);

         (E) First South and First Bank hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under and, to their knowledge, have complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on First South or First Bank. Neither First South nor First Bank has received any notification or communication from any Regulatory Authority (i) asserting that First South or First Bank is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First South or First Bank; (iii) requiring or threatening to require First South or First Bank, or indicating that First South or First Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of First South or First Bank; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First South or First Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First South nor First Bank is a party to, nor has consented to any Regulatory Agreement. The most recent regulatory rating given to First Bank as to compliance with the CRA is satisfactory or better.;

         (F) No consents, waivers or approvals of, or filings or registrations with, any governmental authority having jurisdiction over First South or First Bank are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with
(a) the execution and delivery of this Agreement by First South and First Bank, and (b) the completion by First South and First Bank of the transactions described in this Agreement; except for the approval of any Regulatory Authority;

         (G) As of the date hereof, and the Effective Date, First South and First Bank will have funds that are sufficient, under all applicable legal and regulatory standards, and available to meet its obligations under this Agreement and to consummate in a timely manner the transactions contemplated hereby and thereby. Neither First South nor First Bank shall enter into any plan of reorganization or plan of merger with any party to form a new parent corporation of either entity without such party assuming all obligations of First South and First Bank under this Agreement; and

         (H) First South has made available to MBI copies of First South's financial statements for the preceding three (3) fiscal years (the "First South Financials"). The First South Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present the consolidated financial position, results of operations and cash flows of First South and the First South Subsidiaries as of and for the respective periods ending on the dates thereof, except as indicated in the notes thereto.

                                  V. COVENANTS

         (A)      MBI hereby covenants to First South, that:

                  (1) MBI and/or BOM shall take or cause to be taken all action necessary or desirable under the Plan on their part as promptly as practicable, including the filing of all necessary applications, so as to permit the consummation of the transactions contemplated by the Plan and cooperate fully with First South to that end;

                  (2) MBI shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of MBI's shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to MBI's shareholders the Proxy Statement in accordance with applicable federal and state law and with its charter and by-laws; (3) recommend to its shareholders that they approve the Plan; and (4) support the Plan in all respects and fully cooperate and consult with First South with respect to each of the foregoing matters;

                  (3) MBI will cooperate in the preparation and filing of the Proxy Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

                  (4) subject to MBI's disclosure obligations imposed by law, unless reviewed and agreed to by First South in advance, neither MBI not BOM will issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Section (4) shall be deemed to prohibit either party from making any disclosure which MBI's counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

                  (5) from and subsequent to the date hereof, MBI and BOM will:
(1) give to First South and its counsel and accountants access to their premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct MBI's counsel and accountants to cooperate with First South and with First South's counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

                  (6) MBI shall notify First South as promptly as practicable of: (1) any breach of any of its or BOM's representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which could cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in MBI's or BOM's financial condition, results of operations or business; and (4) MBI and BOM shall use their best efforts to prevent or remedy the same;

                  (7) MBI and BOM shall cooperate and use their best efforts to assist First South in the prompt preparation and filing of all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Tennessee Department of Banking and Finance ("Tennessee Department"), and to such other regulatory agencies as required by law, including without limitation, the Federal Deposit Insurance Corporation ("FDIC");

                  (8) MBI shall promptly furnish First South with copies of all documents filed prior to the Effective Date with the SEC and all documents filed by it or any of its Subsidiaries with other governmental or regulatory agencies or bodies in connection with the Merger;

                  (9) Neither MBI nor BOM will directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

                  (10) prior to the Effective Date, MBI and/or BOM will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law or any restrictions contained in their charter or other organizational documents;

                  (11) at the request of First South, MBI and BOM shall immediately prior to the Effective Date establish and take such reserves and accruals, as First South reasonably shall request to conform MBI's and BOM's loan, accrual, reserve and other accounting policies to the policies of First South or its Subsidiaries, provided, however, that MBI shall not be required to take such action unless First South agrees in writing that all conditions to closing set forth in Article VI have been satisfied or waived; prior to the delivery by First South of the writing referred to in the preceding clause, MBI shall provide First South a written statement, certified without personal liability by the chief executive officer of MBI and dated the date of such writing, that the representation made in Section III(P) hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by MBI or any MBI Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Paragraph VII(A)(2) hereof.

                  (12) From and after the date hereof until the termination of this Agreement, neither MBI, nor any MBI Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by MBI or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and MBI shall notify First South orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Paragraph A(12) shall prohibit the Board of Directors of MBI from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire MBI pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (a) the Board of Directors of MBI receives an opinion from its independent financial advisor that such proposal may be superior to the Merger and the Bank Merger from a financial point-of-view to MBI's stockholders,
(b) the Board of Directors of MBI, after consultation with and after considering the advice of independent legal counsel, determines in good faith that failure to take such action may cause the Board of Directors of MBI to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies (a) and (b) being referred to herein as a "Superior Proposal"); and
(c) MBI promptly notifies First South of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with MBI or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving MBI or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of MBI, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of MBI or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

                  (13) MBI will, within 30 days after the date hereof, engage a firm satisfactory to First South to conduct: (a) a phase one environmental assessment of the banking facilities currently owned by MBI upon which MBI or any Subsidiary is conducting a banking business, which assessment shall meet the standards of ASTM E1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that MBI or any Subsidiary leases, and in addition, MBI agrees to conduct a phase one assessment of the leased properties if, in First South's reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Notwithstanding the foregoing, no assessment or transaction screen need be conducted on any properties where the activities of MBI and any of its Subsidiaries are limited to operating Automatic Teller Machines on the premises of a third party. First South has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to First South is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, First South shall notify MBI in writing whether or not, in the reasonable judgment of First South, the results of such reports will have a Material Adverse Effect on MBI. For purposes of this Paragraph V(A)(13), the results of the reports shall not be considered to have a Material Adverse Effect on MBI unless they indicate cleanup expenses, or potential liabilities under the environment laws, in excess of $500,000 individually or in the aggregate. In the event that First South determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on MBI, such written notification shall include a statement by First South regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that First South has given MBI good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and First South shall be entitled to rely on same; and

                  (14) prior to the Effective Date, MBI shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by MBI to provide for continued coverage of such insurance for a period of five
(5) years following the Effective Date with respect to matters occurring on or prior to the Effective Date. In the alternative, First South may provide evidence, satisfactory to MBI, that provision has been made for coverage of MBI's current and former officers and directors under directors' and officers' insurance policies maintained by First South with respect to matters occurring in their capacity as an officer or director of MBI on or prior to the Effective Date which coverage shall be no less favorable, in terms of the scope of coverage and coverage amount, than MBI's current directors' and officers' policies.

         (B)      First South hereby covenants to MBI, that:

                  (1) First South hereby agrees to provide indemnification on the following terms in connection with the Merger and the Bank Merger:

                           (a) First South, subject to the conditions set forth in Paragraph (B)(1)(b) below, for a period of six (6) years after the Effective Date, shall indemnify, defend and hold harmless each person entitled to indemnification from MBI and its Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Tennessee law and by MBI's and its Subsidiaries' charters and/or by-laws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by First South is required to effectuate any indemnification, First South shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between First South and the Indemnified Party;

                           (b) Any Indemnified Party wishing to claim indemnification under Paragraph (B)(1) upon learning of any such liability or litigation, shall promptly notify First South thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) First South shall have the right to assume the defense thereof, and First South shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if First South elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between First South and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and First South shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that First South shall be obligated pursuant to this Paragraph (B)(1)(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) First South shall not be liable for any settlement effected without its prior written consent; and provided further, that First South shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

                  (2) at or before the Effective Date, First South shall enter into an employment agreement with William Rowland and with Joyce Ewell in the form attached to Schedule V(B)(2) of the MBI Disclosure Schedules, and shall make change in control payments as described in Schedule V(B)(2);

                  (3) At and following the Effective Date, First South and First Bank shall honor, and First South and First Bank shall continue to be obligated to perform, in accordance with their terms, the employment, severance, split-dollar and revenue neutral plans, arrangements and policies of the Company which are listed on Schedule V(B)(3) of the MBI Disclosure Schedule. First South and First Bank shall cause the administrator of the revenue neutral agreements listed on Schedule V(B)(3) of the MBI Disclosure Schedule to provide individual benefit statements, within 90 days of each plan year end, to the individuals entitled to benefits thereunder; and

                  (4) As of or after the Effective Date, and at First South's election and subject to the requirements of the Code and ERISA, any MBI and BOM compensation and benefit plans (other than the agreements referred to in Paragraph (V)(B)(3)) may be continued and maintained separately, consolidated or terminated. MBI and BOM employees who continue employment with First South or First Bank following the Effective Date ("Continuing Employees") shall participate in all First South and First Bank Employee Plans as of the first entry date coincident with or following the Effective Date, with recognition of prior service with MBI or BOM for purposes of eligibility to participate and vesting, but not benefits accrual;

                         VI. CONDITIONS TO CONSUMMATION

         (A) The respective obligations of First South and First Bank and of MBI and BOM to effect the Merger and the Bank Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

                  (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of MBI in accordance with applicable law, and MBI shall have furnished to First South certified copies of resolutions duly adopted by MBI's shareholders evidencing the same;

                  (2) the procurement of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Tennessee Department, the FDIC and any other applicable Regulatory Authorities; provided, however, that no approval or consent in this Paragraph (A)(2) of this Article VI shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements that First South increase its regulatory capital levels (in terms of amount(s) and/or ratio(s)) prior to consummating the Merger or the Bank Merger, or such other conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger or the Bank Merger in the opinion of the Board of Directors of First South;

                  (3) the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the Plan;

                  (4) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

                  (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

         (B) The obligation of First South and First Bank to effect the Merger and the Bank Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) Each of the obligations and covenants of MBI and BOM required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

                  (2) Each of the representations and warranties of MBI and BOM contained herein shall be true and correct in all material respects as of the Effective Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), provided that this Paragraph (B)(2) shall be deemed satisfied unless the failure of such representation or warranty to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on MBI or BOM or First South or First Bank;

                  (3) First South shall have received a certificate signed by the Chief Executive Officer of MBI, dated the Effective Date, as to compliance with Paragraphs (B)(1) and (2);

                  (4) on the Effective Date, MBI and BOM will have Compliance Ratings and Community Reinvestment Act Ratings of at least "Satisfactory";

                  (5) on the Effective Date, MBI and BOM will have a loan loss reserve of at least 0.90% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

                  (6) MBI shall have delivered to First South the environmental reports referenced in Paragraph (A)(13) of Article V;

                  (7) there shall have been no adverse change in the overall composite CAMELS Rating of MBI or its Subsidiaries occurring between the date hereof and the Effective Date;

                  (8) each of the officers and directors of MBI shall have delivered a letter to First South to the effect that such person is not aware of any claims he might have against MBI, except as disclosed therein, other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer; and

                  (9) William E. Rowland shall have executed the employment agreement referenced in Paragraph V(B)(2) (except in the event of his death or incapacity).

         (C) The obligation of MBI and BOM to effect the Merger and the Bank Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) Each of the obligations and covenants of First South and First Bank required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

                  (2) Each of the representations and warranties of First South and First Bank contained herein shall be true and correct in all material respects as of the Effective Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), provided that this Paragraph (C)(2) shall be deemed satisfied unless the failure of such representation or warranty to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on MBI or BOM or First South or First Bank;

                  (3) MBI shall have received from The BankersBanc Capital Corporation a letter to the effect that, in the opinion of such firm, the Purchase Price is fair, from a financial point of view, to the holders of MBI Common Stock; and

                  (4) First South shall have deposited funds in an escrow account sufficient to pay the Purchase Price pursuant to the terms of the Escrow Agreement.

                                VII. TERMINATION

         (A) The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of MBI:

                  (1) by the mutual consent of First South and MBI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (2) by First South or MBI upon a material breach of any representation, covenant or warranty set forth in Plan on the part of the other party such that the condition to Closing in Article VI would not be satisfied, which breach by its nature cannot be cured prior to the Effective Date or shall not have been cured within 30 days after written notice by First South to MBI (or by MBI to First South) of such breach;

                  (3) by First South in accordance with the terms of Paragraph V(A)(13);

                  (4) by First South or MBI if MBI has received a Superior Proposal and, in accordance with Paragraph V(A)(12) of this Agreement, MBI has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation in support of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to the consummation of the Merger or the Bank Merger; or

                  (5) by First South or MBI if its Board of Directors so determines by vote of a majority of the members in the event that the Merger is not consummated by September 30, 2003, unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate, provided that First South may not rely on this termination provision if the delay beyond September 30, 2003 is primarily caused by its inability to meet a regulatory condition relating to regulatory capital ratios or amounts necessary to consummate the Merger of the Bank Merger; and

                  (6) by either First South or MBI if the stockholders of MBI shall have voted at the MBI stockholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

                  (7) by either First South or MBI if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Regulatory Authority whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (B)(1) Except as otherwise provided in this Paragraph (B), if this Agreement is terminated pursuant to Paragraph VII(A) hereof, this Agreement shall forthwith become void (other than this Paragraph (B) and Paragraphs (E) and (F) of Article IX, which shall remain in full force and effect), and there shall be no further liability on the part of MBI, BOM, First South or First Bank to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful or fraudulent breach of any provision of this Agreement.

         (2) In the event that this Agreement is terminated by (i) First South or MBI in accordance with the terms of Paragraph (A)(4) of Article VII, then MBI shall pay First South a cash amount, within two business days of termination, of $2,500,000, or (ii) by MBI in accordance with the terms of Paragraph (A)(5) due to First South's inability to meet a regulatory condition relating to regulatory capital ratios or amounts necessary to consummate the Merger of the Bank Merger, then First South shall pay MBI a cash amount, within two business days of termination, of $2,500,000. The $2,500,000 cash payment required in either (i) or (ii) is referred to as the Termination Fee. Upon payment of the Termination Fee, then neither party will have any other rights or claims against the other, its subsidiaries, or its officers and directors, under this Agreement, it being agreed that the payment of the Termination Fee under this Paragraph (B)(2) will constitute the sole and exclusive remedy of the party receiving the fee, its subsidiaries and its respective officers and directors.

                              VIII. EFFECTIVE DATE

         The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Tennessee and the Secretary of State of Tennessee approving the Merger. The Effective Date shall be no later than five (5) business days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which the parties shall mutually agree; provided that, at First South's election, the Effective Date may occur within the first ten (10) days of the month following the month in which the last condition precedent is fulfilled or waived.

                                IX. OTHER MATTERS

         (A) All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Paragraph (A)(4) of Article V, Paragraph (B) of
Article VII and Paragraphs (E) and (F) of this Article, which will survive the Merger, shall terminate on the Closing Date.

         (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

         (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

         (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee.

         (E) Except as provided in Paragraph (B) of Article VII, each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

         (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to First South or First Bank:  Mr. Douglas Cruickshanks
                                           President and Chief Executive Officer
                                           First South Bancorp, Inc.
                                           53 East Church Street
                                           Lexington, Tennessee 38351

         with a copy to:                   Ms. Mary Neil Price, Esq.
                                           Miller & Martin, LLP
                                           1200 One Nashville Place
                                           150 4th Avenue North
                                           Nashville, Tennessee 37219

         If to MBI or BOM:               Mr. William R. Rowland
                                         President and Chief Executive Officer
                                         615 Memorial Blvd.
                                         Murfreesboro, Tennessee  37129

         With a copy to:                 John J. Gorman, Esq.
                                         Luse Gorman Pomerenk & Schick, P.C.
                                         5335 Wisconsin Avenue, N.W., Suite 400
                                         Washington, D.C.  20015

         (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, except as expressly provided for in Paragraphs V(B)(1) and (5), IX(E) and IX(F), that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

         (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

         In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                              FIRST SOUTH BANCORP, INC.


Attest: /s/ Mary Neil Price                   By: /s/ Douglas Cruickshanks
       -------------------------                 -------------------------
Title:  Legal Counsel                          Title: President and Chief
       -------------------------                      Executive Officer
                                                    ----------------------

                                              FIRST BANK


Attest: /s/ Mary Neil Price                   By: /s/ Douglas Cruickshanks
       -------------------------                 -------------------------
Title:  Legal Counsel                          Title: President and Chief
       -------------------------                      Executive Officer
                                                    ----------------------


                                              MURFREESBORO BANCORP, INC.


Attest: /s/ William L. Webb                   By: /s/ William E. Rowland
       -------------------------                 -------------------------
Title: Senior Vice President and               Title: President and Chief
       Chief Financial Officer                        Executive Officer
       -------------------------                    ----------------------

                                              BANK OF MURFREESBORO


Attest: /s/ William L. Webb                   By: /s/ William E. Rowland
       -------------------------                 -------------------------
Title: Senior Vice President and               Title: President and Chief
       Chief Financial Officer                        Executive Officer
       -------------------------                    ----------------------